Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on May 18, 2021

Registration Statement No. 333-229068-08

PRICING DETAILS: $1.250+ bn GM Financial Automobile Leasing Trust (GMALT) 2021-2

Joint Leads : Societe Generale (str), Barclays, BMO, BofA, SMBC

Co-Managers : JPM, Mizuho, MUFG, TD, WFS

Selling Group : Williams

-Anticipated Capital Structure-

CLS	AMT($MM)	WAL	Fitch/S&P	P.WIN	E.FIN	L.FIN	BNCH	SPD	YIELD	CPN	PRICE

A-1	210.000	0.29	F1+/A-1+	1-7	12/21	05/20/22	IntL	-5	0.10981	0.10981	100.00000
A-2	390.000	1.03	AAA/AAA	7-18	11/22	07/20/23	EDSF	+5	0.222	0.22	99.99805
A-3	390.000	1.80	AAA/AAA	18-27	08/23	05/20/24	EDSF	+12	0.349	0.34	99.98430
A-4	111.430	2.32	AAA/AAA	27-29	10/23	05/20/25	IntS	+10	0.414	0.41	99.99158
B	59.440	2.49	AA/AA	29-31	12/23	05/20/25	IntS	+35	0.697	0.69	99.98525
C	55.340	2.60	A/A	31-32	01/24	05/20/25	IntS	+65	1.018	1.01	99.98499
D	34.170	2.69	BBB/BBB	32-33	02/24	09/22/25	Retained

-Transaction Summary-

* Size : $1.250+bn (no grow)

* Format : SEC Registered

* Speed : 100% PPC to Maturity

* Min. Exp. Ratings : Fitch / S&P

* Ticker : GMALT 2021-2

* Bill & Deliver : Societe Generale

* Erisa Eligible : Yes

* Min Denoms : $1k / $1k

* Expected Settle : 05/26/2021

* First Pay Date : 06/21/2021

-Available Materials-

* Prelim Prospectus : Attached

* Ratings FWP : Attached

* CDI : Attached

* Dealroadshow : www.dealroadshow.com | Password: GMALT212

* Intexnet Name : socgmal2102_mkt | Password: A4UU

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.